Exhibit 99.1

[Letterhead of Siboney Corporation]

May 16, 2005

Ernest R. Marx
5 Clermont Lane
St. Louis, MO 63124

Dear Mr. Marx:

We refer to the Employment Agreement, dated July 1, 2003, by and between you and Siboney Corporation, as amended (the “Agreement”). Capitalized terms used in this letter and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

The Company has advised you of its position that it does not have any continuing payment obligations to you under the Agreement and all accrued compensation due you as of March 17, 2005, the date of termination of your employment, has been paid in full. However, in order to provide for an orderly transition of your responsibilities and without prejudice to its contractual and other rights, this will confirm the Company’s intentions as follows:

1. The Company intends to continue to pay you an amount equal to your annual base salary of $250,000 per year, payable in accordance with the Company’s standard payroll practices, during the period beginning March 18, 2005 and extending to December 15, 2005, at which time the Company expects pay you a lump sum equal to the remaining balance.

2. Provided you timely and properly elect COBRA coverage under the Company’s health insurance program, the Company intends to pay, during the twelve months immediately following the date of termination of your employment, an amount towards the cost of health insurance for you and your dependents that it paid at the time of termination of your employment.

3. The Company’s intention to continue the foregoing payments is dependent upon: (a) your providing such assistance as is reasonably requested by the Company which does not materially interfere with any other business activities in which you engage; and (b) your complying with your obligations under the Employment Agreement which continues in full force and effect in accordance with its terms. Without limiting the generality of the foregoing:

(a) the Company expects you to observe your post-termination covenants in the Agreement as follows: Sections 7(b)(i) (non-disclosure); 7(b)(ii) (non-solicitation of employees or agents); and 8 (confidentiality and proprietary rights); and

(b) it is the Company’s position that your non-compete and non-interference obligations under Section 7(c) of the Agreement will remain in effect through at least March 17, 2006, and if the Company determines to extend those obligations for up to six months thereafter, it presently expects to so notify you by February 17, 2006 and to continue to pay you an amount equal to your base salary during that additional six-month period as provided in Section 7(c) of the Agreement.

4. Notwithstanding any other provision of this letter to the contrary, the Company reserves all its rights in this matter, including its rights to terminate any ongoing payments before the expiration of the term stated above and to seek to enforce your post-termination obligations under the Agreement at law or in equity.

Very truly yours,
SIBONEY CORPORATION

By /s/ Timothy J. Tegeler
Timothy J. Tegeler, CEO

Acknowledged:

/s/ Ernest R. Marx
Ernest R. Marx

May 23, 2005
Date